Executive Restricted Stock Unit Program
Award Agreement

You have been granted an award of Restricted Stock Units (“RSUs”) under the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”). Your award is subject to the terms of this Award Agreement and is also subject to the terms of the Plan, which are controlling. Copies of the Plan and prospectus are available on The Mark. Capitalized terms used in this Award Agreement and not otherwise defined herein have the meaning specified by the Plan as in effect as of the Grant Date for your award.
Name of Employee (“you”): <FIRST & LAST NAME>
Grant Date: <GRANT DATE>
Number of RSUs Granted: <NUMBER>
1.Award Acceptance. You must accept your award using the Plan’s approved forms and process, including opening a brokerage or settlement account with the Plan’s third party administrator, to become vested in the RSUs subject to this Award Agreement. By accepting this award you agree to all of the terms and conditions of the Award Agreement and the Plan. You agree that the decisions of the granting Committee regarding the interpretation of the Plan or this Award Agreement or as to findings of fact, shall be final, conclusive, and binding and that the granting Committee’s decisions need not be uniform among Plan participants. You also acknowledge that the Plan prospectus and the latest annual report for the Company on Form 10-K have been made available to you.
2.Type of Award. Once vested and subject to Section 7, each whole RSU entitles you to receive one share of Common Stock upon settlement (any fractional RSUs shall be paid in cash at the Fair Market Value on the Settlement Date or settled as a fractional share of Common Stock); provided that in jurisdictions where the granting Committee determines settlement in the form of Common Stock is prohibited by law, regulation, or decree, or where the cost to issue such stock would be unreasonably expensive or burdensome, the Fair Market Value of such stock shall be paid in cash instead. Settlement of the RSUs in cash is not otherwise permitted except as specified in Section 4. Delivery of Common Stock may occur through paper or electronic certificates or book-entry transfer using a brokerage account or other medium selected by the Company in its discretion.
3.Settlement Date. Settlement of vested RSUs pursuant to Section 2 shall occur on the applicable vesting date (or as soon as administratively practicable thereafter, but in any event by the end of the year containing such date or, if later, the 15th day of the third month following such date provided that no election shall be available to designate the taxable year of payment in the event of administrative delay); provided that to the extent this award (including dividend equivalents) constitutes nonqualified deferred compensation subject to Code section 409A, settlement due to “Separation from Service” (as defined by Code section 409A) shall not be made to a “Specified Employee” (as that term is defined in Code section 409A(a)(2)(B)(i)) until the first day of the seventh month following the Specified Employee’s Separation from Service or, if earlier, the date of the
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Specified Employee’s death. Once settled, the RSUs shall be cancelled, and all rights thereunder forfeited.
4.Vesting. To vest in the RSUs subject to this Award Agreement, including reinvested dividend equivalents, you must accept your award, and you must be continuously employed by the Company and/or its 100% owned (directly or indirectly) subsidiaries whose participation has been approved by the granting Committee (“Participating Companies”) from the Grant Date through the third anniversary of the Grant Date; such third anniversary being the vesting date.
Except as specified in Section 5 below or as approved in writing by the granting Committee in its sole discretion, unvested RSUs shall be immediately cancelled and all rights thereunder forfeited when you cease for any reason to be employed by the Company and the Participating Companies (as determined in accordance with the policies and practices of the Participating Company for whom you were last performing services, including any policies applicable to leaves of absence) (such cessation of employment referred to as a “Termination of Employment”). Transfer of employment among the Company and Participating Companies shall not constitute a Termination of Employment.
If a Change of Control occurs and the successor or surviving entity does not assume or continue the RSUs, then the RSUs shall become vested and settle immediately prior to the Change of Control to the extent provided in Sections 12(a) and 12(c) of the Plan. Otherwise and except as provided in Section 5(e), vesting shall not be accelerated solely as a result of a Change of Control or a Termination of Employment following a Change of Control. If a Change of Control does not constitute a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of section 409A(a)(2)(A)(v) of the Code; Common Stock ceases to exist in connection with such Change of Control; and the successor or surviving entity does not assume or continue the RSUs, then with respect to any RSUs that constitute nonqualified deferred compensation subject to Code section 409A, such RSUs shall be converted into a right to receive an amount in cash equal to the Fair Market Value of a similar number of shares of Common Stock as of the date of the Change of Control, and such amount shall be settled and paid to you on the date the RSUs otherwise would have vested and settled in accordance with the other provisions of this Award Agreement.
5.Accelerated Vesting Upon Certain Terminations of Employment. The vesting date for the RSUs subject to this Award Agreement shall be accelerated after your Termination of Employment that constitutes a Separation from Service to the extent specified in this Section.
a.Layoff at least Six Months after the Grant Date. If you accept the award, a prorated number of the RSUs shall be vested the first day of the seventh month after the date of your Termination of Employment due to Layoff (or, if earlier, the date of your death) provided such termination constitutes a Separation from Service and occurs at least six months after the Grant Date. For this purpose, “Layoff” is defined as “Layoff” under the ConocoPhillips Severance Pay Plan if you participate in that plan; “Severance” under the ConocoPhillips Executive Severance Plan or the ConocoPhillips Key Employee Change in Control Severance Plan, as applicable, if you participate in such plans; or layoff or redundancy under any similar written layoff or redundancy plan of the Company or a Participating Company in which you participate; provided that if all or any portion of the benefits under any such plan are contingent on the execution of a release of claims acceptable to the Company, a Termination of Employment shall not be considered due to “Layoff” for purposes of this award unless you execute and do not revoke such release and
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further provided that a Termination of Employment for “Good Reason” under the Marathon Oil Company Change in Control Severance Benefits Plan shall not be considered due to “Layoff” for purposes of this award even if severance benefits are payable under such plan. The number of RSUs for which vesting is accelerated pursuant to the foregoing is computed by multiplying the number of RSUs subject to this Award Agreement by a fraction, the numerator of which is the number of full months of employment from the first day of the month containing the Grant Date until the date of Termination of Employment and the denominator of which is 36. Such calculation shall be rounded in accordance with the granting Committee’s administrative procedures.
b.Retirement within One Month to Six Months after the Grant Date. If you accept the award, a prorated number of the RSUs shall be vested the first day of the seventh month after the date of your Retirement (or, if earlier, the date of your death or the third anniversary of the Grant Date) provided such termination constitutes a Separation from Service and occurs at least one month after the Grant Date but before six months after the Grant Date. “Retirement” means Termination of Employment (other than for Cause as defined in Section 5(f)) at age 55 or older with a minimum of five years of service (defined by the policies of the Participating Company); provided that if you are not on the United States payroll, the granting Committee may approve the use of a different definition or have additional requirements to qualify as “Retirement.” The number of RSUs for which vesting is accelerated pursuant to the foregoing is computed by multiplying the number of RSUs subject to this Award Agreement by a fraction, the numerator of which is the number of full months of employment from the first day of the month containing the Grant Date until the date of Termination of Employment and the denominator of which is 12. Such calculation shall be rounded in accordance with the granting Committee’s administrative procedures.
c.Retirement at Least Six Months after the Grant Date. If you accept the award, all of the RSUs shall be vested the first day of the seventh month after the date of your Retirement (or, if earlier, the date of your death or the third anniversary of the Grant Date) provided such termination constitutes a Separation from Service and occurs at least six months after the Grant Date.
d.Death or Disability after the Grant Date. If you accept the award, all of the RSUs shall be vested upon the date of your Termination of Employment due to death or the first day of the seventh month after the date of your Termination of Employment after Disability (or, if earlier, the date of your death or the third anniversary of the Grant Date) provided such termination constitutes a Separation from Service and occurs after the Grant Date. For this purpose, “Disability” means a disability for which you have been determined to be entitled to (A) benefits under the applicable long-term disability plan of the Company or a Participating Company and/or (B) disability benefits under the Social Security Act or, if you are not eligible for such benefits, under a similar governmental program. In the absence of any such determination, the granting Committee is authorized to determine in its sole discretion whether you have a Disability.
e.Business Transaction. If you accept the award and your Termination of Employment that constitutes a Separation from Service occurs after the Grant Date as a result of (i) the outsourcing of a function; (ii) the sale of all or substantially all of the assets of a Participating Company to another employer outside of the Company’s controlled group (whether or not you are offered or accept employment with the other employer); (iii) your transfer of employment to a company or other entity in which the Company owns, directly or indirectly, less than a 50% interest; or (iv) any other sale of assets determined by the granting Committee to be considered
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a divestiture for purposes of the Executive Restricted Stock Unit Program under the Plan, the granting Committee may, in its sole discretion, determine that all or a portion of the unvested RSUs shall not be canceled and instead accelerate the vesting of all or a portion of the RSUs to the first day of the seventh month after the date of such Termination of Employment or, if earlier, the date of your death or the third anniversary of the Grant Date or may deem the outsourcing vendor, buyer, or other post-transaction employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you are employed by a Participating Company that ceases to be a Subsidiary due to the sale or transfer of all or a portion of the equity interests of the Participating Company then the granting Committee may, in its sole discretion, determine that all or a portion of the unvested RSUs shall not be canceled and instead accelerate vesting and settlement of unvested RSUs in accordance with the requirements of Code section 409A or deem the divested entity (or its successor) to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you transfer employment to a Subsidiary that is not a Participating Company or otherwise have a Termination of Employment that does not constitute a Separation from Service in connection with a divestiture or other business transaction, the granting Committee may, in its sole discretion, deem the successor employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. Any determination by the granting Committee in accordance with the foregoing must be documented in writing and need not apply on the same basis to all award recipients under the Plan.
f.Qualifying Termination Following a Change of Control. If you accept the award, a Change of Control occurs, and the successor or surviving entity assumes the RSUs, then all of the RSUs shall be vested upon the date of your Qualifying Termination (as defined by the Plan) following the Change of Control provided such Qualifying Termination constitutes a Separation from Service. To avoid the possibility of doubt, a Termination of Employment after the second anniversary of the Change of Control shall not constitute a Qualifying Termination. For purposes of determining whether a Qualifying Termination has occurred, the terms “Cause” and “Good Reason” have the meaning specified by the ConocoPhillips Key Employee Change in Control Severance Plan without regard to whether you are eligible to participate in such plan.
6.Common Stock Rights and Dividend Equivalents. The RSUs do not have any voting rights or other rights generally associated with shares of Common Stock and are merely an obligation of the Company to make settlement in accordance with the Award Agreement. While outstanding, the RSUs subject to this Award Agreement shall accrue a dividend equivalent. On each date on which cash dividends are paid on Common Stock, the number of RSUs shall be increased by a number of whole and/or fractional RSUs equal to the amount of the cash dividends that would have been paid had the outstanding RSUs hereunder been shares of Common Stock, divided by the Fair Market Value of a share of Common Stock on such dividend payment date. If the RSUs are outstanding on the record date for a cash dividend but vest and are settled before the payment date for such dividend, then such dividend, net of tax withholding, shall be paid to you in cash at the same time the dividend is paid to holders of Common Stock (in the event of administrative delay, payment shall be made no later than March 15 of the year following the year in which such cash dividends are paid to holders of Common Stock).
7.Detrimental Activities and Suspension of Award.
a.If the granting Committee determines you have engaged or are engaging in any activity which, in the sole judgment of the granting Committee, is or may be detrimental to the Company or its
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Subsidiary, the granting Committee may cancel all or part of your unvested or unsettled RSUs. All rights under cancelled RSUs shall be forfeited.
b.If the granting Committee, in its sole discretion, determines that the vesting of the RSUs or the settlement of RSUs through the issuance of Common Stock might violate any law, regulation, listing standard, or decree pertaining to the Company, any of its Affiliates, or you, the granting Committee may freeze or suspend your right to vesting and settlement of the RSUs until such time as vesting and settlement would no longer, in the sole discretion of the granting Committee, have the possibility of violating such law, regulation, listing standard, or decree.
c.Notwithstanding anything herein to the contrary, the RSUs and all other awards to you under the Plan and its predecessor plans and programs (including the Variable Cash Incentive Program) are subject to forfeiture or recoupment, in whole or in part, under the terms of the Company’s Clawback Policy (as amended from time to time) and under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. You agree to cooperate with the Company and the granting Committee and take all actions necessary to assist the granting Company and the Committee in complying with such Clawback Policy, including returning or paying to the Company any amounts required to be recovered pursuant to such Clawback Policy. A copy of the Clawback Policy is available as an exhibit in the most recently filed Annual Report of ConocoPhillips on Form 10-K. This Section 7(c) amends all prior Award Agreements for awards you have received under the Plan.
8.Taxes and Tax Withholding. You are responsible for all taxes relating to the RSUs and any other rights under the Award Agreement, regardless of the amount withheld. The Company makes no guarantees regarding the tax treatment of the award and tax consequences may vary depending on your citizenship and applicable law of the country in which you reside or work. The Company in its sole discretion may withhold RSUs, or shares of Common Stock otherwise deliverable in settlement of RSUs, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required tax withholding up to the maximum applicable withholding rate, and the Company may accelerate vesting as needed to accomplish such tax withholding. Withheld units or shares may be retained by the Company or sold on your behalf. The Company in its sole discretion may also withhold any required taxes up to the maximum applicable withholding rate from dividend equivalents and may satisfy required tax withholding (and any required interest relating to such withholding) by other payroll deduction.
9.Certain Adjustments. In the event certain corporate transactions, recapitalizations, or stock splits occur while RSUs are outstanding, the number of RSUs shall be correspondingly adjusted in accordance with the Plan.
10.Personal Data. The administration of the Plan and this Agreement, including any subsequent ownership of Common Stock, involves the collection, use, and transfer of personal data about you among the Company, its Subsidiaries and Affiliates, the granting Committee and its delegates, and third-party service providers such as Fidelity and Computershare (or their successors), as well as various regulatory and tax authorities around the world. This data may include your name; age; date of birth; compensation; contact information including address and telephone number; work location; employment status; tax status; social insurance, tax, or other identification number; salary; nationality; citizenship; job title or position; Common Stock ownership; details of awards granted, cancelled, vested or unvested, and outstanding; and related information. By accepting this award, you authorize such collection, use, and transfer of such data. To the extent applicable, personal data is maintained, processed, and used by the Company in accordance with applicable law and the
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ConocoPhillips Global Workforce Privacy Policy. To the extent applicable, you may exercise your right to access, correct, restrict, or delete your personal data by following the procedure set forth in the ConocoPhillips Global Workforce Privacy Policy. Third party service providers for the Program may require your agreement to separate data use and transfer provisions to comply with applicable laws, and your acceptance of this award is conditioned on such agreement.
11.No Assignment Except Upon Death. The RSUs and any other rights under the Award Agreement cannot be sold, assigned, pledged, or transferred other than as a consequence of your death or otherwise in accordance with the Plan.
a.If you die prior to the settlement of this award, then unless determined otherwise by the Granting Committee, settlement of this award and all other stock settled Stock Awards under the Plan shall be made to your brokerage or settlement account established with the Plan’s third party administrator (the “Brokerage Account”), and settled proceeds shall be subject to the terms of the Brokerage Account relating to post-death distribution. By accepting this award, you designate that your beneficiary(ies) for purposes of this award and for purposes of all other stock settled Stock Awards under the Plan shall be the last person(s) designated (or deemed designated in the absence of an effective designation) by you as beneficiary(ies) of such Brokerage Account using a form and in the manner prescribed by such third party administrator.
b.If any person, other than the Brokerage Account beneficiary(ies) to whom payment is made after your death in accordance with the foregoing, files a claim or lawsuit against the Company, the Plan, or the Committee (or against any delegate or other person acting on behalf of the Company, the Plan, or the Committee), challenging such payment, then all rights to payment under this award and all other stock settled Stock Awards under the Plan shall be forfeited, and no amounts shall be due under the Plan with respect to such forfeited awards.
c.This Section 11 amends and supersedes the provisions relating to settlement after death under prior Award Agreements for all stock settled Stock Awards you have received under the Plan.
12.Effect on Employment and other Plans. No provision of this Agreement shall confer any right upon you to continued employment with the Company or any Affiliate. Neither the issuance nor vesting of the award or other payments hereunder shall be considered earnings for purposes of any retirement plans or any other compensation plans of the Company or any Affiliate.
13.Governing Law and Language. This Award Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, except that the provisions of Section 11 relating to settlement of the award after death shall be construed and enforced in accordance with the laws of the State of Texas. You agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given, or instituted with respect to the Award Agreement, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of the Award Agreement or have had the ability to consult with your advisor who is sufficiently proficient in the English language. In the event the Award Agreement, Plan, or any related instruments or notices are translated into another language, and if the meaning of the translated version is different than the English version, the English version will control.
14.Amendment. The Award Agreement may be amended or supplemented in writing without your consent (a) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; (b) to add to the covenants and
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agreements of the Company for your benefit or to add to your rights or to surrender any right or power reserved to or conferred upon the Company, provided, in each case, that such changes or corrections shall not adversely affect your rights hereunder without your consent; or (c) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws. Otherwise, the Award Agreement may not be amended except by written instrument signed by you and the Company.
15.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. The Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon you and your heirs, executors, or administrators.
16.Entire Agreement; Severability. The Award Agreement together with the Plan constitutes the entire understanding between you and the Company with respect to the subject matter of this Award Agreement. The provisions of the Award Agreement and Plan are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.
18.Electronic Signatures and Notices. The parties agree that the Award Agreement and all amendments, notices, and disclosures made or given in connection therewith may be created, executed, delivered and retained electronically. As such, the parties agree that the Award Agreement and any related documents or amendments may be signed electronically, and that the electronic signatures on or for the Award Agreement or any related documents shall have the same legal effect for all purposes, including validity, enforceability and admissibility, as a handwritten signature. You agree that your electronic acceptance of this award evidences your intent to sign and authenticate this Award Agreement and constitutes your valid written execution of this Award Agreement.
19.Global Appendix. Notwithstanding anything herein to the contrary, the RSUs will also be subject to the applicable terms and conditions set forth on Appendix A to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan as a result of your residence or employment in, or relocation after the Grant Date to, a country outside the United States. Appendix A is part of this Award Agreement.
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Executive Restricted Stock Unit Program
Appendix A
This Appendix A is part of the Award Agreement for the RSUs granted to you on the Grant Date. The additional terms and conditions for a country (if any) as specified below will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law or to facilitate the administration of the Plan.

I.Australia
The following provisions of this Section I apply to each Participant who is employed or resident in Australia, or who is or may become subject to Australian taxes with respect to this award (individually, an “Australian Participant,” and collectively, the “Australian Participants”).
Offers received in Australia are made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).
This award is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) of Australia applies (subject to the conditions in that Act).
If you are an Australian Participant, in addition to the requirements in Section 5(b) of the Award Agreement you must also sign any statutory declaration if applicable to your separation of employment for the separation to qualify as a “Retirement.”
II.Canada
The following provisions of this Section II apply to each Participant who is employed or resident in Canada, or who is or may become subject to Canadian taxes with respect to this award (individually, a “Canadian Participant,” and collectively, the “Canadian Participants”). For purposes of this Section, each Canadian Participant who is employed by the Company or a Subsidiary (including ConocoPhillips Canada Resources Corp. while it is a Subsidiary) is referred to as a “Canadian Employee.”
1.Interpretation.
All references to “federal,” “state,” “local,” or “foreign” taxes, laws, rules or regulations in the Plan and this Award Agreement shall be construed to include the taxes, laws, rules, and regulations of the province of a Canadian Participant’s employment or residence, and the taxes, laws, rules, and regulations of Canada applicable therein. References to specific applicable laws of the United States (or any political subdivision thereof) in the Plan or this Award Agreement, may be construed and applied by the Committee in respect of a Canadian Participant to mean substantially similar applicable laws of Canada (or any political subdivision thereof).

2.Definitions.
The capitalized term “Qualifying Termination” as used in the Plan and this Award Agreement shall be construed to mean termination of a Canadian Employee’s employment with the Company or any

Participating Company (i) by the Company or Participating Company without Cause, including only the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any (and for the avoidance of doubt not including any additional notice period to which such Canadian Employee might be entitled under contract or the common law), or (ii) by the Canadian Employee for Good Reason, in each case on or after the date of a Change of Control and on or before the second anniversary of the Change of Control.

Despite any meaning ascribed in this Award Agreement to the contrary, the uncapitalized terms “continuous service” as used in Section 8(a) of the Plan and “continuously employed” as used in Section 4 of this Award Agreement shall be construed with respect to a Canadian Employee so as to include the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any, and for the avoidance of doubt shall not include any additional notice period to which such Canadian Employee might be entitled under contract or the common law.

In addition to the definition in Section 5(a) of this Award Agreement, “Layoff” of a Canadian Employee shall also include any Termination of Employment that is not for Cause.

Despite any meaning ascribed in this Award Agreement to the contrary, the uncapitalized term “termination of employment” as used in Sections 8(a) and 11 of the Plan and the capitalized term “Termination of Employment” as used in Sections 4 and 5 of this Award Agreement shall be construed with respect to a Canadian Employee so that such event occurs no earlier than the date immediately following only the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any, and for the avoidance of doubt shall not include any additional notice period to which such Canadian Employee might be entitled under contract or the common law.

3.Payment.
Notwithstanding anything to the contrary in this Award Agreement or the Plan, this Award Agreement shall be construed so that a Canadian Employee has a right to settlement of the RSUs in securities, and the RSUs shall not be settled or paid in cash or other consideration, unless otherwise provided by the Award Agreement and Plan and approved by the Canadian Employee.
It is intended that the RSUs shall not be or become a “salary deferral arrangement” as defined in the Income Tax Act (Canada) (the “ITA”), in respect of any Canadian Employee. The Plan and this Award Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that is inconsistent with such intent in respect of any Canadian Employee.
Notwithstanding Section 6(c) of the Plan and Sections 2 and 6 of this Award Agreement, any fractional RSU that cannot be settled in the form of a fraction share shall be rounded up to the nearest whole share upon settlement of the RSUs, and no cash or other property shall be paid or transferred to a Canadian Employee in lieu of any fractional RSU or any trailing dividend equivalent otherwise payable under the last sentence of Section 6 of this Award Agreement.
4.Taxes and Withholding.
Notwithstanding Section 8 of this Award Agreement, a Canadian Employee may elect to satisfy any tax withholding obligations in respect of the settlement of RSUs by paying such withholding amounts in cash to the Company or its designated Subsidiary, in which case the Canadian Employee shall be entitled to receive the full number of shares of Common Stock otherwise deliverable upon settlement of the RSUs. Such election must be made in accordance with the administrative procedures of the Company, and such procedures may provide that a Canadian Employee who does not timely make such an election shall be considered to have elected withholding of RSUs or shares of Common Stock otherwise deliverable.

In compliance with the rules set out under subsections 110(1.4) and 110(1.9) of the ITA, the shares of Common Stock to be issued with respect to the RSUs are designated and deemed non-qualified securities under subsection 110(1.4) of the ITA. This provision constitutes notice under subsection 110(1.9) of the ITA that such securities are non-qualified securities. No deduction is available under paragraph 110(1)(d) of the ITA as it relates to any benefit deemed to be received in respect of such non-qualified securities. Any benefit deemed to be received in each vesting year as it relates to such non-qualified securities will not be taken into account in applying the annual $200,000 vesting limit set out under subsection 110(1.31) of the ITA to any other securities issued under separate agreements.

5.Restrictions & Prospectus Exemption.

Common Stock acquired by the Canadian Participant pursuant to the Plan shall only be disposed of over the principal securities exchange on which Common Stock is then listed for trading, or as otherwise may be permitted under Canadian securities law including any applicable exemption from the prospectus requirements. The parties acknowledge that the Canadian Participant is an employee, executive officer, director or consultant of the Company or a related entity of the Company for the purposes of Canadian securities laws, and accordingly acknowledge that, due to the relationship between them, the securities granted or issued pursuant to the Plan are subject to, inter alia, the applicable prospectus exemptions as set forth in National Instrument 45-106 – Prospectus Exemptions.

6.Personal Data.
In respect of Section 10 of the Award Agreement, each Canadian Participant acknowledges that his, her, or their personal data may be transferred, stored and processed in and to a foreign jurisdiction with different privacy laws that may not be as comprehensive as those in Canada, and the government authorities and law enforcement may be able to obtain access to the Canadian Participant’s personal data in accordance with the laws of the foreign jurisdiction.

7.Acknowledgement.
The Canadian Participant acknowledges that the RSUs awarded pursuant to this Award Agreement are subject to vesting and other restrictions, pursuant to Sections 4 and 5 of this Award Agreement, which if not met or lapsed in accordance with those sections and applicable provisions of this Appendix A, will result in the Canadian Participant forfeiting his or her right to some or all of the RSUs, whether the Termination of Employment is the result of a resignation by the Canadian Participant or a termination by the Company or a Participating Company for Cause or without Cause and whether or not notice of such Termination of Employment is provided.
III.Norway

The following provisions of this Section III apply to each Participant who is employed or resident in Norway, or who is or may become subject to Norwegian taxes with respect to this award (individually, a “Norwegian Participant,” and collectively, the “Norwegian Participants”).
This award falls under the scheme governed by section 5-14 (1) of the Norwegian Taxation Act, subject to the conditions outlined in that act. The taxable benefit received under the award is subject to social security tax for the Norwegian Participant and payroll tax for the Norwegian employer in accordance with the National Insurance Act.
IV.United Kingdom
The following provisions of this Section IV apply to each Participant who is employed or resident for United Kingdom tax purposes in the United Kingdom, or who is or may become subject to United Kingdom taxes with respect to this award (individually, a “United Kingdom Participant,” and collectively, the “United Kingdom Participants”).
1.Eligibility.
No award may be made to any person or resident working in the United Kingdom unless that person is an employee or director of the Company or any Affiliate.
2.Vesting Conditions.
Further to any performance or vesting conditions referred to in the Award Agreement, the Company or the entity employing any United Kingdom Participant may require that the United Kingdom Participant enter into an election under section 431 of the Income Tax (Earnings & Pensions) Act 2003 in such form as the Company or the employer may require prior to receipt of any shares subject to the award.
If you are a United Kingdom Participant then for purposes of the Award Agreement, “Retirement” means Termination of Employment by you which the Participating Company (acting reasonably) agrees is by reason of your retirement; provided you must have a minimum of five years of service (defined by the policies of the Participating Company) at the date of your Termination of Employment.
3.Exclusion of Claim.
If you are a United Kingdom Participant you acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to the award, whether or not as a result of your Termination of Employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the award. Upon the grant of the award, you shall be deemed irrevocably to have waived any such entitlement.
4. Income Tax and Social Insurance Contribution Withholding.
If you are a United Kingdom Participant, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such items, as and when requested by the Company, the employing entity or by His Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the employing entity against any Tax-Related Items that you are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, you understand that if you are a director or executive officer (within the meaning of section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit on which additional income tax and national insurance contributions may be payable. In that case, you acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the employing entity (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the employing entity may recover from you at any time thereafter.
For purposes of this section, “Tax-Related Items” means any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding.